Exhibit 99.1

1105 Peters Road Harvey, Louisiana 70058 (504) 362-4321 Fax (504) 362-4966 NYSE: SPN

FOR FURTHER INFORMATION CONTACT:
Greg Rosenstein, VP of Investor Relations, 504-362-4321
Ken Dennard / DRG&E, 713-529-6600
Superior Energy Services, Inc. Signs Definitive Merger Agreement
to Acquire Warrior Energy Services Corporation
Accretive deal creates leading North American production enhancement company
Company to host conference call at 10 a.m. Eastern Time today
Harvey, La. — September 25, 2006 — Superior Energy Services, Inc. (NYSE: SPN) announced today that it has signed a definitive merger agreement to acquire Warrior Energy Services Corporation (NASDAQ: WARR) for approximately $175 million in cash and 5.3 million shares of common stock. The transaction is subject to regulatory review and customary closing conditions, and is expected to close late in the fourth quarter of 2006. Superior estimates the acquisition of Warrior to be accretive to 2007 earnings per share. In connection with this transaction, Superior has secured a commitment for $200 million in long-term debt.
     Terence Hall, Superior’s Chairman and Chief Executive Officer, stated, “This accretive acquisition represents an important step in our continuing strategy of significantly diversifying our services footprint beyond the Gulf of Mexico. It will appreciably strengthen our foothold in the domestic onshore market, bringing with it a seasoned management team with extensive onshore oilfield services experience and over 570 skilled employees. Once closed, we will be the leading North American production enhancement company with an expansive platform to introduce existing and new, highly technical well intervention services and solutions in virtually all domestic producing basins. Additionally, we intend to use our cash flow to help Warrior fund its capital expenditure program, highlighted by orders for 32 coiled tubing spreads over the next 24 months.”

     Warrior Energy Services Corporation is a natural gas and oil well services company that provides wireline and well intervention services to exploration and production companies. Its wireline services focus on cased-hole wireline (“electric line”) operations, including logging services, perforating, mechanical services, pipe recovery and eventually plugging and abandoning the well. Warrior’s well intervention services are primarily hydraulic workover services, commonly known as snubbing services. Warrior has 25 operating bases in 10 states.
     Operations are concentrated in the major onshore and offshore natural gas and oil producing areas of the U.S., including offshore in the Gulf of Mexico and onshore in Alabama, Colorado, Louisiana, Mississippi, Montana, New Mexico, North Dakota, Oklahoma, Texas, Utah and Wyoming. Warrior also operates two manufacturing and repair facilities that are located in Laurel, Mississippi and Decatur, Texas which have a combined capacity to manufacture approximately 20 wireline and four snubbing units per year. Warrior’s management team averages more than 24 years of industry experience.
Conference Call Information
     Superior Energy Services has scheduled a conference call to review this transaction at 10:00 a.m. Eastern Time today. To participate in the conference call, dial (303) 262-2052 at least ten minutes before the call begins and ask for the Superior Energy Services conference call, or log onto the live web cast on the Company’s web site at www.SuperiorEnergy.com. A transaction-related fact sheet and slide presentation accompanying the call can be downloaded from the web site and are located next to the web cast link.
     Additionally, a telephonic replay of the call will be available Tuesday, September 26, 2006 beginning at 8 a.m. Eastern time and will be accessible until October 2, 2006. To access the replay, dial (303) 590-3000 using a pass code of 11072280#. For those who cannot listen to the live web cast, an archive will be available shortly after the call.

     Superior Energy Services, Inc. is a leading provider of specialized oilfield services and equipment focused on serving the production-related needs of oil and gas companies primarily in the Gulf of Mexico and the drilling-related needs of oil and gas companies in the Gulf of Mexico and select international market areas. The Company uses its production-related assets to enhance, maintain and extend production and, at the end of an offshore property’s economic life, plug and decommission wells. Superior also owns and operates mature oil and gas properties in the Gulf of Mexico.
IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC
In connection with the proposed merger, Superior will file with the SEC a Registration Statement on Form S-4 that will include a proxy statement of Warrior that also constitutes a prospectus of Superior. Warrior will mail the proxy statement/prospectus to its stockholders. Investors and security holders are urged to read the proxy statement/prospectus regarding the proposed merger when it becomes available because it will contain important information. You may obtain a free copy of the proxy statement/prospectus (when available) and other related documents filed by Superior and Warrior with the SEC at the SEC’s website at www.sec.gov. The proxy statement/prospectus (when it is filed) and the other documents may also be obtained for free by accessing Warrior’s website at www.warriorenergyservices.com or by accessing Superior’s website at www.superiorenergy.com.
Superior, Warrior and their directors, executive officers and certain other persons may be deemed to be participants in the solicitation of proxies from Warrior’s stockholders in connection with the proposed transaction. Information regarding such persons and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials filed with the SEC. You can obtain free copies of these documents from Superior or Warrior using the contact information above.
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which involve known and unknown risks, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: volatility of the oil and gas industry, including the level of exploration, production and development activity; risks associated with the Company’s rapid growth; changes in competitive factors and other material factors that are described from time to time in the Company’s filings with the Securities and Exchange Commission. Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representations by Superior or any other person that the projected outcomes can or will be achieved.
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